Exhibit 10.1

SERVICE AGREEMENT

This SERVICE AGREEMENT effective July 24 2008 (the “Effective Date”), is by and between Veeco Instruments Inc., a Delaware corporation (the “Company”), and Edward H. Braun (“Mr. Braun”).

The Company and Mr. Braun are parties to an Employment Agreement effective April 27, 2007 (the “Employment Agreement”).  The Employment Agreement provides, among other things, that Mr. Braun would remain on the Company’s Board of Directors (the “Board”), would assist in the transition to a new Chief Executive Officer (“CEO”) and that, following the appointment of a new CEO, would remain available to resume the role of CEO of the Company until such time as the new CEO has demonstrated his ability to successfully lead the Company.  The Board has determined that the transition of the CEO role from Mr. Braun to John R. Peeler, the Company’s current CEO, has been successfully completed.  The purpose of the Employment Agreement having been met, the parties now wish to terminate the Employment Agreement and replace it with this Service Agreement, on the terms and conditions provided herein.

The Company and Mr. Braun hereby agree as follows:

1.                                       Termination of Employment Agreement.

(a)                                  The Employment Agreement is terminated, effective as of the Effective Date.

(b)                                 The following payments provided under the Employment Agreement will be accelerated and paid to Mr. Braun by the Company within 15 days of the Effective Date:

(i)                                     $197,198, representing the base salary which would have been payable to Mr. Braun under the Employment Agreement for the period from the Effective Date through December 31, 2008, less the amount payable to Mr. Braun under Section 2(b) below for the period from the Effective Date through December 31, 2008;

(ii)                                  $622,813, representing the amount which would have been payable to Mr. Braun under the Employment Agreement with respect to the 2008 Management Bonus Plan at target, less the amount of the 2008 profit sharing bonus paid to Mr. Braun in May 2008 for the first quarter; and

(iii)                               $61,887, representing the amount of car allowance which would have been payable to Mr. Braun under the Employment Agreement for the duration of the Employment Period (as defined in the Employment Agreement).

                                                (c)                                  The stock options and restricted stock awards granted to Mr. Braun on June 9, 2006 and April 27, 2007 which have not previously vested or become exercisable shall become vested and exercisable as of the Effective Date.

2.                                       Service.

(a)                                  Mr. Braun shall remain available to serve in his present capacity as Chairman of the Board and will remain available to serve on the Board from the Effective Date until December 31, 2011.  The period beginning on the Effective Date and continuing through and including December 31, 2011 shall be referred to as the “Service Period”; provided, that, if Mr. Braun ceases to serve as a member of the Board prior to December 31, 2011, then the Service Period shall end on the date on which Mr. Braun ceases to serve as a member of the Board.

(b)                                 During the Service Period, the Company shall compensate Mr. Braun for his service on the Board at the rate of $200,000 per year, subject to periodic review by the Board.  In addition, during the Service Period, Mr. Braun shall be entitled to participate in all group health and insurance programs available generally to senior executives of the company (including in the case of health programs, continued coverage for Mr. Braun’s spouse and eligible dependents).  In the event that Mr. Braun’s participation in any such plan or program is prohibited by operation of law or by the terms of such plan or program, the Company shall arrange to provide Mr. Braun with benefits substantially similar to those which Mr. Braun would have been entitled to receive had he been eligible to participate in such plans and programs.  In any event, the level of benefits provided to Mr. Braun under such plans during the Service Period shall be equal to the level of benefits provided for active executives of the Company.  Except as provided above, Mr. Braun shall not be entitled to any additional compensation, including, without limitation, bonuses, equity awards, meeting fees, retainers or other compensation, for his service on the Board or in any other capacity during the Service Period.

(c)                                  In addition, the Company will reimburse Mr. Braun for all reasonable and necessary traveling expenses and other disbursements incurred by Mr. Braun in connection with his service on the Board, upon presentation by Mr. Braun to the Company of appropriate vouchers or documentation.

(d)                                 Mr. Braun shall retain the right to exercise any options to purchase shares of the Company’s stock which were granted to him prior to the Effective Date until the earlier of (a) three (3) years following the end of the Service Period and (b) the expiration of the original full term of each such option (provided that (i) options granted to Mr. Braun between April 3, 2000 and March 31, 2003 shall be treated as provided in the Employment Agreement dated April 3, 2000 between the Company and Mr. Braun; and (ii) options granted to Mr. Braun between April 1, 2003 and April 26, 2007 shall be treated as provided in the Employment Agreement dated April 1, 2003 between the Company and Mr. Braun).

3.                                       Release of Claims.  Mr. Braun hereby knowingly and voluntarily releases and forever discharges the Company, and its subsidiaries, successors and assigns and its and their officers, directors, employees and agents, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, of and from any and all claims, known and unknown, which Mr. Braun, Mr. Braun’s heirs, executors, administrators, successors and assigns have or may have against such persons as of the Effective Date.

4.                                       Non-Competition.  For so long as Mr. Braun is receiving payments or other benefits from the Company hereunder and for twelve (12) months thereafter (the “Noncompete

Period”), Mr. Braun will not, without the prior written consent of the Company, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Mr. Braun’s name to, lend Mr. Braun’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of the Company or any of its subsidiaries, in any state of the United States or in any country in which the Company or any of its subsidiaries sells products or conducts business; provided, however, that Mr. Braun may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Mr. Braun agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.  During the Noncompete Period, Mr. Braun will, within ten days after accepting any employment, advise the Company of the identity of any employer of Mr. Braun.  Receipt of the benefits provided under Sections 1 and 2 is conditioned upon compliance by Mr. Braun with this Section 4.

5.                                       Non-Solicitation; Non-Hire.  For the Noncompete Period, Mr. Braun hereby agrees that he will not, directly or indirectly, either for himself or any other person:  (a) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (b) in any way interfere with the relationship between the Company and its subsidiaries and any employee of the Company or any of its subsidiaries, (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of the Company or any of its subsidiaries, other than such former employees who have not worked for the Company or any of its subsidiaries in the prior 12 months; (d) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between the Company and its subsidiaries and any customer, supplier, licensee or business relation of the Company or any of its subsidiaries; or (e) solicit the business of any person known to Mr. Braun to be a customer of the Company or any of its subsidiaries, whether or not Mr. Braun had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of the Company and its subsidiaries or the products or activities of the Company and its subsidiaries in existence or contemplated at the time of termination of Mr. Braun’s employment.  Receipt of the benefits provided under Sections 1 and 2 is conditioned upon compliance by Mr. Braun with this Section 5.

6.                                       Injunctive Relief.  A breach of Mr. Braun’s obligations under Section 4 or 5 hereof may not be one which is capable of being easily measured by monetary damages and, consequently, Mr. Braun specifically agrees that such sections may be enforced by injunctive relief.

7.                                       Governing Law; Severability.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof.  If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, then such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

8.                                       Withholding.  The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes or other applicable deductions.

9.                                       Assignment; Successors.  This Agreement is personal to Mr. Braun and Mr. Braun shall not assign or transfer this Agreement or any of his rights or obligations hereunder.  The provisions hereof will inure to the benefit of, and be binding upon, the respective heirs, legal representatives and successors of Mr. Braun and each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

10.                                 Entire Agreement; Amendment; Waiver.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto, except for (a) the Employment Agreement dated April 3, 2000 between the Company and Mr. Braun as it relates to the treatment upon termination of Mr. Braun’s employment of stock options granted between the date of such agreement and March 31, 2003, which provisions shall continue in accordance with their terms with respect to such stock options; and (b) the Employment Agreement dated April 1, 2003, as amended June 9, 2006, between the Company and Mr. Braun as it relates to the treatment upon termination of Mr. Braun’s employment of stock options granted between the date of such agreement and April 26, 2007, which provisions shall continue in accordance with their terms with respect to such stock options.  This Agreement may be amended or terminated only in a writing signed by the parties hereto.  The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate, or be construed as, a waiver of any subsequent breach by such other party.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

VEECO INSTRUMENTS INC.

By:	/s/ Roger D. McDaniel	/s/ Edward H. Braun
Name:	Roger D. McDaniel	Edward H. Braun
on behalf of the
Board of Directors